Exhibit 99.1

RUBICON TECHNOLOGY, INC. TO HOST ANALYST MEETING AT 8AM ON

THURSDAY, SEPTEMBER 15TH

Bensenville, Ill – September 12, 2011 — Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries will host an analyst meeting from 8am to 11am CDT on Thursday, September 15, 2011. Presentations will be given by Raja Parvez, President and Chief Executive Officer, Bill Weissman, Chief Financial Officer, and other technology-focused executives. The Company will provide an overview of the business and discuss its strategic plan. A question and answer session will follow the presentations.

A live audio webcast of the event, with slides, will be available on the Events portion of the Rubicon Technology website at http://rubicon-es2.com/index.php?page_id=5. The webcast and accompanying slide presentations will remain available for approximately 90 days after the conference.

For more information, please contact Richard Zubek from Solebury Communications by phone at 203-428-3230, or via email at rzubek@soleburyir.com.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610